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EXHIBIT 99


FOR IMMEDIATE RELEASE                                    CONTACT:
Thursday July 21, 2005                                   John A. Ustaszewski
                                                         Chief Financial Officer
                                                         (740) 657-7000


                          DCB FINANCIAL CORP ANNOUNCES
                             SECOND QUARTER EARNINGS
                              AND DECLARES DIVIDEND

LEWIS CENTER, Ohio, July 21, -- DCB Financial Corp, (OTC Bulletin Board DCBF) announced earnings of $1.88 million, or $0.48 per share for the three months ended June 30, 2005. Return on assets for the second quarter improved to 1.15% compared to 1.04% and 1.05% the previous two quarters, while return on equity improved to 13.6% compared to 12.0% and 11.9% the previous quarters. Comparisons to the previous two quarters results are more meaningful because of the large gain from the sale of the ProCentury investment in the second quarter 2004. The continued improvement in earnings is mainly attributed to strong loan growth, controlled expenses and the stable credit quality of the Company's loan portfolios.

"We are very excited about our performance through the first half of 2005," noted Jeffrey Benton, President and Chief Executive Officer. "We continue to experience good loan growth, yet we have been able to improve credit quality while controlling expenses. I am confident that our strategies are working and we are making good progress on our long term improvement goals. The Bank's performance will bring about long-term value for our shareholders and best serve our customers and our community."

At quarter-end, total loans reached $525 million, an increase of $86.5 million or 20% from the quarter ending June 30, 2004. The commercial and commercial real estate loan portfolios continue to drive much of the balance sheet growth, but there has also been strength within the various retail lending areas. The overall credit quality of the Company showed improvement on a year-to-year basis. At June 30, 2005 loan delinquencies to total loans were 1.37% compared to 2.00% at June 30, 2004. The allowance for loan and lease losses was 1.02% at quarter-end, down slightly from 1.04% at the end of the second quarter 2004. For the quarter, net charge-offs as a percentage of average loans declined to 0.21% from 0.26% in the second quarter 2004.

Net interest income was $5.7 million for the three months ended June 30, 2005, compared to $4.6 million for the same period in 2004. The $1.1 million increase is mainly attributable to increased loan balances, as average-earning assets increased by $92 million from the end of the second quarter 2004. The Company's second quarter net interest margin increased to 3.74% on a fully tax equivalent basis from 3.70% during the second quarter 2004. This increase is mainly attributed to increased loan balances coupled with the increased overall loan yields as a result of rising interest rates. The Company's net interest margin continues experiencing some pressure as much of the continued loan growth has been funded with borrowings and higher cost deposits. Since the end of the second quarter 2004, deposits have increased $71 million or 16.2% while borrowings have increased by $14 million or 16.5%. To attract the additional deposits needed to fund loan growth, the Company has utilized products such as time deposits and money market accounts, which generally carry higher costs compared to checking and savings products. These higher cost deposit products and other borrowings may continue to be utilized by Management, which may further negatively impact the net interest margin in future periods.

Non-interest expense decreased $427,000 from period to period, which is mainly attributed to lower occupancy and other operating expenses, offset with an increase in advertising mainly related to the Company's most recent promotions. The Company's quarterly efficiency ratio improved to 55.0% from 59.3% and 60.1% over the previous two calendar quarters.

The Board of Directors declared a dividend of $0.12 per share payable August 15, 2005 to shareholders of record as of July 29, 2005.


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DCB Financial Corp (the "Corporation") is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the "Bank") a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 15 full-service branch offices located in Delaware and the surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions, however such services are not a significant part of its current operations or revenues.

APPLICATION OF CRITICAL ACCOUNTING POLICIES
DCB's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation's 2004 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

FORWARD-LOOKING STATEMENTS
Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the "Bank"). Where used in this report, the word "anticipate," "believe," "estimate," "expect," "intend," and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management's belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a


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deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.







SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 21, 2005 Press Release

                               DCB FINANCIAL CORP
                       Key Ratios and Other Financial Data
                                   (Unaudited)
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                    Three Months Ended              Six Months Ended
                                                    ------------------              ----------------
                                                  6/30/05        6/30/04         6/30/05         6/30/04
                                                  -------        -------         -------         -------
Key Financial Information:
-------------------------
Net interest income                              $  5,694        $  4,586        $ 11,137        $  9,484

Provision for loan and lease losses              $    520        $    443        $    990        $    821

Non-interest income                              $  1,397        $  3,874        $  2,865        $  5,035

Non-interest expense                             $  3,901        $  4,328        $  7,999        $  8,151

Net income                                       $  1,884        $  2,558        $  3,519        $  3,864

Loan balances (average)                          $515,991        $424,366        $505,351        $416,730

Deposit balances (average)                       $483,427        $436,315        $479,091        $436,547

Basic earnings per common share                  $   0.48        $   0.65        $   0.89        $   0.98

Diluted earnings per common share                $   0.48        $   0.65        $   0.89        $   0.98

Weighted Average Shares Outstanding (000)
Basic                                               3,930           3,935           3,932           3,935
Diluted                                             3,932           3,935           3,937           3,935




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SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)

July 21, 2005 Press Release

                                                                   Three Months Ended             Six Months Ended
                                                                   ------------------             ----------------
                                                                 6/30/05        6/30/04        6/30/05        6/30/04
                                                                 -------        -------        -------        -------
Key ratios:
----------
Return on average assets                                           1.15%          1.79%          1.10%          1.37%

Return on average shareholders' equity                             13.6%          19.8%          12.8%          15.2%

Annualized non-interest expense to average assets                  2.37%          3.03%          2.47%          2.89%

Efficiency ratio                                                   55.0%          56.9%          57.1%          59.5%

Net interest margin                                                3.74%          3.70%          3.75%          3.75%

Equity to assets at period end                                     8.27%          8.97%          8.27%          8.97%

Allowance for loan losses as a percentage of period-end loans      1.02%          1.04%          1.02%          1.04%

Total allowance for losses on loans to non-performing loans         274%           246%           274%           246%

Net charge-offs (annualized) as a percent of average loans         0.21%          0.26%          0.17%          0.28%

Non-performing loans to total loans (net)                          0.38%          0.43%          0.38%          0.43%

Delinquent loans (30+ days)                                        1.37%          2.00%          1.37%          2.00%




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